Exhibit (d)(2)

Dated as of December 14, 2007

ACE AVIATION HOLDINGS INC.

and

CIBC MELLON TRUST COMPANY –
COMPAGNIE TRUST CIBC MELLON
Trustee

FIRST SUPPLEMENTAL INDENTURE

TABLE OF CONTENTS

Sections	Page

Recitals	1

Article One Interpretation	1

1.1 Part of Original Indenture	1

Article Two Covenants of the Company	2

2.1 Confirmation of Covenants.	2

Article Three Execution	2

3.1 Counterparts and Formal Date	2

THIS FIRST SUPPLEMENTAL INDENTURE made as of December 14, 2007

AMONG:	ACE AVIATION HOLDINGS INC., a corporation amalgamated under the laws of Canada and having its registered office in the City of Montréal, in the Province of Québec, herein called the "Company"
- and -

CIBC MELLON TRUST COMPANY – COMPAGNIE TRUST CIBC MELLON, a trust company existing under the laws of Canada and having its head office in the City of Toronto, in the Province of Ontario, herein called the "Trustee"

WHEREAS under an indenture dated as of April 6, 2005 between ACE Aviation Holdings Inc. (the "Original Party") and the Trustee (the "Original Indenture"), the creation and issue of up to $330,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due 2035 (the "Securities") from time to time was provided for;

AND WHEREAS effective December 14, 2007, the Original Party amalgamated with its wholly-owned Subsidiary, 4352891 Canada Inc., pursuant to the provisions of the Canada Business Corporations Act, the Company being the entity resulting from such amalgamation;

AND WHEREAS pursuant to the provisions of the Original Indenture and, in particular, section 6.1(a) thereof, it is desirable that the Company enter into and execute this First Supplemental Indenture in favour of the Trustee to confirm the obligations of the Company.

NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby agreed and declared as follows:

ARTICLE ONE

INTERPRETATION

1.1	Part of Original Indenture.

The Original Indenture is hereby modified in accordance with this First Supplemental Indenture. This First Supplemental Indenture shall form a part of the Original Indenture for all purposes, and by this reference the First Supplemental Indenture is incorporated in the Original Indenture with the same effect as though at length set forth in the Original Indenture; and in this First Supplemental Indenture, unless there is something in the subject or context inconsistent therewith, capitalized terms contained herein shall have the same meaning as the corresponding terms in the Original Indenture. All the provisions of the Original Indenture, except only so far as the same may be inconsistent with the express provisions of this First Supplemental Indenture, shall apply to and have effect in connection with this First Supplemental Indenture.

ARTICLE TWO

COVENANTS OF THE COMPANY

2.1	Confirmation of Covenants.

The Company hereby expressly covenants:

(1)	to pay punctually when due the principal, premium, if any, interest and other moneys payable under the Original Indenture;

(2)	to assume all the obligations of the Original Party under the outstanding Securities and the Original Indenture; and

(3)
to perform and observe every covenant and provision of the Original Indenture and the outstanding Securities required on the part of the Original Party to be performed and observed, as fully and completely as if the Company had itself executed the Original Indenture and had expressly agreed therein to observe and perform the same.

ARTICLE THREE

EXECUTION

3.1	Counterparts and Formal Date.

This First Supplemental Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of December 14, 2007.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have declared that they have required that these presents be in the English language and have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf. Les parties aux présentes reconnaissent avoir requis que le présent contrat et les documents qui y sont relatifs soient rédigés en anglais.

ACE AVIATION HOLDINGS INC.

By:
Name: Sydney John Isaacs Title: Executive Vice President, Corporate Development and Chief Legal Officer

CIBC MELLON TRUST COMPANY – COMPAGNIE TRUST CIBC MELLON

By:
Authorized Signatory

By:
Authorized Signatory